Exhibit 10.249

FIFTH LEASE AMENDMENT TO LEASE AGREEMENT

THIS FIFTH LEASE AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as the “Amendment”) is made as of the 7 day of July 2005, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership, successor by merger to Weeks Realty, L.P. (hereinafter referred to as “Landlord”) and PPD DEVELOPMENT LP, a Texas limited partnership and successor in interest to PPD Development, Inc. (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, pursuant to a Lease Agreement dated June 26, 1998 by and between Landlord and Tenant, as amended by that certain First Lease Amendment to Lease Agreement dated October 28, 1998, and as amended by that certain Second Amendment to Lease Agreement dated October 1, 2002, and as mended by that certain Third Lease Amendment to Lease Agreement dated September 22, 2003 and as further amended by that certain Fourth Lease Amendment to Lease Agreement dated March 31, 2005 (the Lease Agreement, and all amendments thereto shall be referred to herein collectively as the “Lease”), Landlord leased to Tenant certain premises consisting of approximately 83,719 rentable square feet (the “Original Premises”) in a building located on certain land (the “Land”) which had been provided the address of 4023 Paramount Parkway, but is now known as 3900 South Paramount Parkway, Morrisville, Wake County, North Carolina 27560, all as more particularly described in the Lease; and

WHEREAS, the parties hereto desire to correct the date on which the Base Rent and Operating Expenses for the entire Premises will be adjusted as set forth in that certain Second Amendment to Lease Agreement, Third Amendment to Lease Agreement and Fourth Amendment to Lease Agreement (collectively “the Amendments”); and

WHEREAS, the parties hereto desire to amend the Lease, among other things, to expand the Premises by approximately 3,730 rentable square feet in Suite 225 (the “Suite 225 Space”) and approximately 8,696 square feet of space in Suite 250 (the “Suite 250 Space”) of the Building (the Suite 225 Space and the Suite 250 Space shall hereinafter collectively be referred to as the “Additional Space”) and provide for an additional tenant improvement allowance ; and

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by Landlord and Tenant to one another, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant amend the Agreement as follows:

1. Premises and Term.

(a) Premises. Subparagraph (a) of Article 1 of the Lease is hereby amended to provide that Tenant shall lease the Original Premises and the Suite 225 Space effective June 15, 2005 (the “Suite 225 Expansion Date”). Subparagraph (a) of Article 1 of the Lease is hereby further amended to provide that Tenant shall lease the Original Premises and the Suite 250 Space effective September 1, 2005 (the Suite 250 Expansion Date”). Together the Original Premises, the Suite 225 Space and the Suite 250 Space shall consist of approximately 96,145 rentable square feet of space and shall hereinafter collectively be referred to as the “Premises”.

(b) Term. Subparagraph (a) of Article 1 of the Lease is hereby modified to reflect that the term of the Suite 225 Space shall commence on the Suite 225 Expansion Date and the term of the Suite 250 Space shall commence on the Suite 250 Expansion Date, and shall each expire on November 8, 2013 (the “Expansion Term”) and shall be coterminous with the existing Lease Term of the Original Premises.

2. Base Rent, Operating Expenses and Security Deposit.

(a) Base Rent. The first paragraph of paragraph 2 (a) of the Lease is amended by adding the following:

“(a)	Base Rent, Additional Rent and Operating Expenses for the Original Premises shall continue to be due and payable as provided in the Lease. Base Rent for the Original Premises shall continue to be subject to increases as provided in the Lease through November 8, 2013. Tenant shall pay to Landlord the Base Rent for the Additional Space as follows:

Suite 225 Space (3,730 RSF):
06/15/2005 - 11/15/2005	$ 0.00 per month (1)
11/16/2005 - 11/08/2006	$5,874.74 per month	$79,497.00 per year
11/09/2006 - 11/08/2007	$6,002.19 per month	$72,026.28 per year
11/09/2007 - 11/08/2008	$6,135.85 per month	$73,630.20 per year
11/09/2008 - 11/08/2013	Adjusted as set forth below

Suite 250 Space (8,696 RSF):
09/01/2005 - 01/08/2006	$ 0.00 per month (2)
01/09/2006 - 11/08/2006	$13,696.20 per month	$136,962.00 (3)
11/09/2006 - 11/08/2007	$13,993.31 per month	$167,919.72
11/09/2007 - 11/08/2008	$14,304.92 per month	$171,659.04
11/09/2008 - 11/08/2013	Adjusted as set forth below

(1)	represents five (5) months
(2)	represents four (4) months and eight (8) days
(3)	represents ten (10) months

The Lease is hereby further amended wherever applicable to reflect that the date on which the Base Rent and Operating Expenses for the entire Premises will be adjusted should have been November 9, 2008 rather than November 8, 2008 as was incorrectly stated in the Amendments.

Rent Adjustment. On November 9, 2008 (the “Rent Adjustment Date”), Tenant’s Base Rent for the entire Premises shall be adjusted to the then current Market Rent (as hereinafter defined) and taking into account the readjustment of the operating expenses as set out in Paragraph 2(b) of the Second Amendment; provided, however, that in no event shall the Base Rent per square foot, as adjusted, be less than Tenant’s then current rent.”

Market Rent. For purposes of this Lease, “Market Rent” shall mean the rental rate and other economic terms then in effect for buildings in the Research Triangle Park, North Carolina area of similar size, age, construction, with similar amenities and landscaping, and similar occupancy levels to the

Building. The monthly rental installments shall be an amount equal to one-twelfth (1/12) of the Base Rent for the remainder of the Term and shall be paid at the same time and in the same manner provided herein.

Arbitration. If Tenant disagrees with Landlord’s determination of Market Rent, Tenant shall deliver to Landlord a written objection to Landlord’s calculation of the Market Rent within fifteen (15) business days after Tenant’s receipt of Landlord’s determination of the Market Rent. If the parties cannot agree on the Market Rent within ten (10) days after Tenant’s written objection, Tenant may choose arbitration to determine the Market Rent. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within three (3) days after expiration of such ten (10) day period (“Arbitration Notice”). Within ten (10) days after Tenant provides Landlord with its Arbitration Notice, the parties shall each appoint an appraiser to determine the Market Rent for the Premises. Each appraiser so selected shall be either an MAI appraiser or a licensed real estate broker, each having at least ten (10) years prior experience in the appraisal or leasing of comparable space in the Research Triangle Park area and with a working knowledge of current rental rates and practices. If the two appraisers cannot agree upon the Market Rent for the Premises within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the above criteria. Once the third appraiser has been selected as provided for above, then such third appraiser shall within ten (10) days after appointment make its determination of the Market Rent. The average of the two closest determinations of the Market Rent shall be used as the Base Rent and shall be binding on both Landlord and Tenant. Landlord and Tenant shall each bear the cost of its appraiser and shall share the cost of the third. If Tenant fails to provide the Arbitration Notice as provided above, then Landlord’s original determination of Market Rent shall be deemed to be the Market Rent.”

(b) Operating Expenses. Effective on the Suite 225 Expansion Date, Tenant’s proportionate share of Taxes (as defined in Article 2(b) of the Lease, hereinafter “Taxes”) and Operating Expenses for the Premises shall be 73.38% and effective on the Suite 250 Expansion Date, Tenant’s proportionate share of taxes and Operating Expenses for the Premises shall be 80.68% and shall be calculated consistently with the provision of paragraph 2(b)(ii) of the Lease. Notwithstanding the foregoing, Tenant shall not be charged Operating Expenses on (i) the Suite 225 Space for the period beginning June 15, 2005 through and including November 15, 2005, and (ii) the Suite 250 Space for the period beginning September 1, 2005 through and including January 8, 2006; provided, however, that if any such expenses were incurred solely as a result of Tenant’s occupancy, then Tenant shall be responsible for such particular Operating Expenses.

3. Additional Space Improvements.

(a) Landlord shall provide Tenant with a tenant improvement allowance for the construction of the tenant improvements to the Additional Space in the amount of Twelve and 00/100 Dollars ($12.00) per rentable square foot of the Additional Space (the “Additional Space Improvement Allowance”). The Additional Space Improvement Allowance shall be applied toward construction, engineering, professional, telecommunication, design, project management, plan review, permits, architecture, voice and data cabling and other costs and expenses associated with the Additional Space Improvements (as hereinafter defined) to the Additional

Space and shall be paid by Landlord upon the receipt of proper documentation from Tenant that such work has been done. Landlord shall be responsible for the payment of all costs and expense associated with improvements to the Additional Space up to the Additional Space Improvement Allowance. Any cost or expense incurred by Landlord and approved by Tenant in connection with the Additional Space Improvements to the Additional Space in excess of the Additional Space Improvement Allowance (the “Excess”) shall be borne by Tenant and shall be paid by Tenant to Landlord within thirty (30) days of Tenant’s receipt of an invoice from Landlord providing sufficient detail and documentation for such costs and expenses. Failure by Tenant to pay any portion of the Excess as aforesaid is an event of default hereunder. If the tenant has not used the Additional Space Improvement Allowance within the first year of the Effective Date or the Additional Space Improvement Allowance exceeds the Cost Statement (as hereinafter defined) (taking into account any increases or decreases resulting from any Change Orders), such savings shall be the property of Tenant.

(b) Following the date of this Amendment, Tenant will work with a space planner to develop a space plan for the Additional Space that is reasonably acceptable to Landlord (the “Space Plan”). Within thirty (30) days after Landlord’s receipt of the Space Plan, Tenant shall prepare and submit to Landlord a set of plans and specifications and/or construction drawings (the “Plans and Specifications”) prepared by an architect reasonably acceptable to Landlord covering all work to be performed by Landlord in constructing the leasehold improvements to the Additional Space in accordance with the Space Plan (the “Additional Space Improvements”). Landlord shall participate in the design meetings with Tenant’s architect to maintain Landlord’s building standard and to provide preconstruction cost estimating. Landlord shall have ten (10) days after receipt of the Plans and Specifications in which to review the Plans and Specifications and to give Tenant written notice of Landlord’s approval of the Plans and Specifications or its requested changes to the Plans and Specifications. Tenant shall have no right to request any leasehold improvements or any changes to the Plans and Specifications that would materially alter the Additional Space, the exterior appearance or basic nature of the Building, or the Building systems. If Landlord fails to approve or request changes to the Plans and Specifications within ten (10) days after its receipt of the Plans and Specifications, then Landlord shall be deemed to have approved the Plans and Specifications and the same shall thereupon be final. If Landlord requests any changes to the Plans and Specifications, Tenant shall make those changes which are reasonably requested by Landlord and shall within ten (10) business days of its receipt of such request submit the revised portion of the Plans and Specifications to Landlord. Landlord may not thereafter disapprove the revised portions of the Plans and Specifications unless Tenant has unreasonably failed to incorporate reasonable comments of Landlord and, subject to the foregoing, the Plans and Specifications, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Landlord. Landlord shall at all times in its review of the Plans and Specifications, and of any revisions thereto, act reasonably and in good faith. Landlord agrees to confirm Landlord’s consent to the Plans and Specifications in writing within three (3) business days following Tenant’s written request therefor.

(c) Following Landlord’s approval (or deemed approval) of the Plans and Specifications, Landlord shall solicit competitive bids from at least three (3) subcontractors for each major trade. Landlord shall provide Tenant with Landlord’s form for prequalifying subcontractors, attached hereto as Exhibit A and incorporated herein, and its current list of approved subcontractors for each major trade, attached hereto as Exhibit B and incorporated herein. Tenant shall have the right to provide Landlord with a proposed subcontractor for each major trade which may or may not be on Landlord’s approved list, and provided such subcontractor meets with Landlord’s reasonable approval, such subcontractor shall have the right to enter a bid. Landlord shall also obtain a description of the base warranty and any extended warranty terms relating to any equipment, machinery, trade fixtures or other personal property to be installed in connection with the Additional Space Improvements.

Landlord and Tenant shall review the bids and warranties, if applicable, jointly and Tenant shall select one subcontractor for each item bid. Promptly following the selection of a subcontractor for each major trade, Landlord shall deliver to Tenant a statement of the cost to construct and install all of the Additional Space Improvements (the “Cost Statement”). Tenant acknowledges and agrees that (i) the cost to construct and install the Additional Space Improvements shall include a six percent (6%) fee plus (A) Landlord’s actual overhead expenses associated with the Additional Space Improvements that includes preconstruction and project management, administrative support, telephones, utilities, etc., and (B) Landlord’s actual cost of general conditions associated with the Additional Space Improvements that include, but are not limited to, permits, onsite supervision, temporary utilities, temporary facilities and project cleanup, (such overhead and general conditions shall not exceed eight percent (8%) of the total construction costs for the Additional Space Improvements), and (ii) said fee, overhead and general conditions shall be included in the Cost Statement and applied against the Additional Space Improvement Allowance (as hereinafter defined). Tenant agrees to acknowledge the Cost Statement in writing within ten (10) business days following Landlord’s written request therefor.

(d) Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Additional Space Improvements that is reasonably acceptable to Tenant and shall perform the construction in accordance with such schedule and the Plans and Specifications, subject to extensions for Force Majeure Delays and Tenant Delays (as hereinafter defined). Landlord shall notify Tenant of any material changes to said schedule as a result of such Force Majeure Delays and Tenant Delays. In the event the Additional Space Improvements are not Substantially Completed (as hereafter defined) in accordance with the schedule as extended by Force Majeure Delays and Tenant Delays, Tenant shall receive one day of rent abatement for each day of delay until the Additional Space Improvements are Substantially Completed. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures that will need to be installed in the Additional Space prior to Substantial Completion. In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Additional Space for fifteen (15) days prior to the anticipated date for Substantial Completion (as such date may be modified from time to time) in order to install fixtures and otherwise prepare the Additional Space for occupancy. During any entry prior to the Substantial Completion of the Additional Space Improvements (i) Tenant shall not interfere with Landlord’s completion of the Additional Space Improvements, and (ii) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s rules of conduct (which Landlord agrees to furnish to Tenant upon request).

(e) Tenant shall have the right to request changes to the Plans and Specifications at any time by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). Tenant shall, within five (5) business days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (i) execute and return the Change Order Memorandum of Agreement to Landlord, in which case the Cost Statement shall be deemed modified automatically to take into account said Change Order, (ii) retract its request for the Change Order or (iii) amend its proposed Change Order, in which case Landlord shall prepare a new Change Order Memorandum of Agreement and Tenant shall respond as provided herein.

(f) For purposes of this Amendment “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Additional Space Improvements, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Additional Space prior to Tenant’s occupancy, the completion of which will not materially affect Tenant’s use and occupancy of, or ability to obtain an occupancy permit for the Additional Space which completion and punchlist items shall be evidenced by a writing signed by Tenant and Landlord (Tenant acknowledging, however, that even if Landlord has Substantially Completed the Additional Space Improvements, Landlord may not be able to obtain an occupancy permit for the Additional Space because of the need for completion of all or a portion of improvements being installed in the Additional Space directly by Tenant). “Tenant Delay” shall mean any delay in the completion of the Additional Space Improvements to the extent attributable to Tenant, including, without limitation, (i) Tenant’s failure to meet any time deadlines specified herein, (ii) the performance of any other work in the Additional Space by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, and (iii) any other act or omission of Tenant. “Force Majeure Delay” shall mean any delay in the performance of any obligation by a party hereunder when such delay is occasioned by causes beyond its control due to act of God, adverse weather, fire, earthquake, flood, explosion, war, invasion, insurrection, riot, mob violence, sabotage, vandalism, failure of transportation, strikes, lockouts, litigation, condemnation, requisition, governmental restrictions including inability or delay in obtaining governmental consents, inspections or permits, laws or orders of governmental, civil, military or naval authorities, or any other cause outside a party’s control, whether similar or dissimilar to the foregoing.

(g) Landlord hereby warrants the Additional Space Improvements for a period of one (1) year following the date of Substantial Completion of the Additional Space Improvements performed by Landlord. Landlord agrees to assign any and all manufacturers’ warranties or extended warranties, if obtained, directly to the Tenant, which warranties shall include, but not be limited to, the standard warranties available from the manufacturers, and if not assignable, shall cooperate with Tenant to enforce such warranties.

(h) All shelves, bins, machinery and other trade fixtures installed in connection with any Additional Space Improvements to the Additional Space may be removed by Tenant in accordance with the provisions of Paragraph 5 of the Lease.

4. Alterations. Paragraph 5 of the Lease is hereby amended to provide that Tenant shall have the right to perform interior alterations to the Additional Space pursuant to Paragraph 5 of the Lease. Prior to Tenant’s undertaking of any such alterations to the Additional Space, Tenant shall submit to Landlord for review and approval a set of plans detailing such alterations. Landlord shall designate at the time of such review whether such alterations must be removed at the termination of the Lease.

5. Effective Date. The provisions of this Amendment shall be and become effective as of the date and year first above written.

6. Severability. In the event any term, covenant or condition of this Amendment, the Lease, or any amendments thereto shall to any extent be invalid or unenforceable, the remainder shall not be affected thereby and each term, covenant or condition shall be valid and enforceable to the full extent permitted by law.

7. Successors and Assigns. This Amendment shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein.

8. Authority of Tenant. Tenant certifies to Landlord that it is authorized to enter into this Amendment, and that those persons signing below on its behalf are authorized to do so, and shall promptly upon the request of Landlord provide a resolution to this effect.

9. Interpretation. Although the printed provisions of this Amendment were drafted by Landlord, such fact shall not cause this Amendment to be construed either for or against Landlord or Tenant. All capitalized terms, not otherwise defined, shall be defined as provided in the Lease.

10. Full Force and Effect. Except as modified hereby, the Lease remains unmodified and in full force and effect.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

12. Mutual Acknowledgment of Non-Existence of Claims. Landlord and Tenant acknowledge and agree that as of the day hereof there are no known claims by either party against the other party hereto arising from the relationship as Landlord and Tenant, respectively, pursuant to the Lease, as amended.

13. Confidentiality. Except as otherwise required by law to be disclosed by Tenant the terms and provisions of the Lease, and this Amendment are strictly confidential, are to be shared by Tenant only with its accountant, employees, and attorneys, and each of those parties shall be advised of the confidential nature of the lease, and this Amendment.

[Execution signatures contained on the following page]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed under seal and delivered as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

			By:	Duke Realty Corporation, an Indiana corporation, its General Partner

		By:	/s/ H. Andrew Kelton
		Name:	H. Andrew Kelton
		Title:	Senior Vice President

TENANT:

ATTEST:		PPD Development LP, a Texas limited partnership

By:	/s/ Donna J. Lague
Name:	Donna J. Lague	By: PPD GP, LLC, a Delaware limited
Title	Executive Assistant	liability company, its General Partner

			By:	/s/ Fred B. Davenport, Jr.
			Name:	Fred B. Davenport, Jr.
			Title:	President

Guarantor hereby executes this Amendment to evidence its consent to Tenant’s leasing of the Additional Space and to ratify that the Guaranty shall apply to the Additional Space as well as to the Original Premises.

GUARANTOR:

ATTEST:		PHARMACEUTICAL PRODUCT DEVELOPMENT, a North Carolina Corporation
By:	/s/ Donna J. Lague
Name:	Donna J. Lague
Title:	Executive Assistant
		By:	/s/ Fred B. Davenport, Jr.
		Name:	Fred B. Davenport, Jr.
		Title:	President